UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FNB CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following material was mailed to shareholders of FNB Corporation on January 29, 2008, in connection with FNB Corporation’s proposed merger of equals with Virginia Financial Group, Inc.:

January 29, 2008

WE WANT TO BUILD A BETTER AND STRONGER INVESTMENT.

                                                                             JOIN US!

Dear Fellow Shareholders:

It is time to speak plainly and face facts. It is no secret that share prices have fallen sharply throughout the U.S. banking industry. The sub-prime crisis that started last year has dragged down the value of all bank stocks. Even banks like ours with little or no sub-prime exposure have been painted with the same brush as those who specialized in this very risky lending practice, and all are paying the price.

What are we doing NOW?

We are attempting to BUILD the BIGGEST and BEST independent commercial bank in the Commonwealth of Virginia. You will benefit directly by owning shares of a stronger, larger institution with more branches, more ATMs, and a wider array of products and services to offer its customers. In good times for the banking industry, this should be a more profitable stock to own. In times that are not so good, like now, it should be a safer stock to own.

What did they want us to do?

While we respect the opposition, they keep beating the same old drum – we are not receiving a big premium for our shares. Their material trumpets this charge as though there is something wrong with a stock for stock transaction like the one we are proposing.

Did they want us to present you with a proposal to sell our bank to a company like Wachovia, Citibank, or Bank of America at this inopportune time? A sale like that would have resulted in many more jobs lost, possible branch closures, increased fees to our customers, and the loss of our community bank. Would the opposition have preferred that?

Furthermore, where ARE the bona fide offers of $50 or $60 per share that the opposition so casually claims are possible? Our board has not received a single superior offer for our shareholders.

The simple fact is that we believe this combination with Virginia Financial Group IS the BEST opportunity available in today’s banking environment.

New River Valley • Roanoke Valley • Central Virginia

We are building a better and stronger investment.

HEAR THIS. The reason this merger-of-equals transaction provides a minimal premium to FNB shareholders is because ALL of that EXTRA VALUE is left “locked up” in the new entity that will be over 52 percent owned by FNB shareholders.

THAT’S the POINT – we will own shares that we are convinced will be MORE VALUABLE because additional dollars in the form of a premium did NOT flow out of the combined company.

We are not “selling out” our employees, customers, or communities.

Some have expressed concern about whether the combined company will be as generous as FNB in terms of charitable sponsorships, volunteerism, and philanthropic giving. FNB employees, who have devoted their time and talents in the past, will continue to work in the combined company. And it will be a larger company with more resources to devote to its communities. Does anybody really believe, if we sold out to a megabank, that it would do more for our communities than we do? Furthermore, with Christiansburg as the headquarters and operations center for the new bank, it is very likely that future net employment growth will occur in the New River Valley.

The opposition is trying to convince you that FNB should stay the same. What is “the same?”

The way FNB is today, five years ago, ten years ago, or what? FNB has been constantly changing since its beginning over 100 years ago. Remember, today’s FNB is the result of a number of banks combining over the years.

Please consider that we do not take lightly our responsibility to you as directors. We voted for a transaction that we genuinely believe will benefit FNB shareholders.

Therefore, we find it curious that the opposition group (on page nine of their proxy statement) discloses their intent to nominate four directors at FNB’s 2008 Annual Meeting. They go on to say that if their counter solicitation is successful, the committee “intends to seek reimbursement from the Company” of approximately $150,000 for related expenses. This committee has already cost our shareholders hundreds of thousands of dollars in UNNECESSARY expenses. NOW they admit that they intend to seek control of FNB’s board and have YOU pay for that too.

The FACT is – we are midway through the biggest business combination in FNB’s history with a SIGNIFICANT amount of expense already incurred in connection with this merger.

To be candid, if this merger is not approved by FNB shareholders, our mutual investment in FNB will be harmed due to the fact that we will be saddled with the associated expense without the projected cost savings, entry into faster-growing markets, and other potential benefits of the merger. And remember, by taking no action and not voting, you are hurting your own investment since not voting has the same effect as a vote against.

We ask that you join us in moving forward to a better future and leaving needless controversy behind us once and for all.

Please sign, date, and return your WHITE proxy card today – voting FOR our merger.

With strong conviction,

Jon T. Wyatt, Chair	Glen C. Combs, Director	Beverly E. Dalton, Director

William P. Heath, Jr., Director	F. Courtney Hoge, Director	Steven D. Irvin, Director

Harold K. Neal, Director	Raymond D. Smoot, Jr., Director	Charles W. Steger, Director

Your vote is IMPORTANT! Even though your vote can only be counted once, proxies can and do get lost in the mail. Please SIGN, DATE, AND RETURN every WHITE proxy that you receive.

Anyone needing assistance in voting a proxy can call FNB Corporation’s proxy solicitor, Regan & Associates, Inc., at (800) 737-3426.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, VFG filed with the SEC a registration statement on Form S-4 that was declared effective by the SEC on December 28, 2007. The registration statement includes a joint proxy statement/prospectus, which was first mailed to shareholders of VFG and FNB on or about January 3, 2008. FNB and VFG urge investors and other shareholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information about the companies and the proposed transaction.

Investors and shareholders may obtain the joint proxy statement/prospectus and other documents filed with the SEC by FNB and VFG free of charge through the website maintained by the SEC at http://www.sec.gov. Free copies of these documents also may be obtained by directing a request to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is contained in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is contained in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the members of FNB Shareholders for Progress is contained in Annex F to the joint proxy statement/prospectus. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

REVOCABLE PROXY

FNB CORPORATION

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

Special Meeting of Shareholders of FNB Corporation

February 12, 2008 at 2:00 p.m., Local Time

The Event Centre, Christiansburg, Virginia

The undersigned hereby appoints Glen C. Combs and Steven D. Irwin, jointly and severally, as proxies, with full power to act alone and with full power of substitution, to represent the undersigned and to vote, as indicated on the proposals described on this card and described in the joint proxy statement/prospectus, all shares of common stock of FNB Corporation (“FNB”) standing in the name of the undersigned as of December 17, 2007, as fully as the undersigned could vote as if personally present, at the Special Meeting of Shareholders of FNB (the “Special Meeting”) to be held at The Event Centre located at 1655 Roanoke Street in Christiansburg, Virginia at 2:00 p.m., local time, on February 12, 2008, and at any adjournments or postponements thereof.

Please be sure to date and sign this proxy according to the instructions below.                                                  Date _____________

Shareholder sign above	Co-holder (if any) sign above

The FNB Board of Directors recommends that you vote “FOR” the proposal to approve the merger (Proposal 1) and “FOR” the proposal to approve any motion to adjourn or postpone the Special Meeting to a later date or dates if necessary to solicit additional proxies (Proposal 2).

Proposal 1. To approve and adopt the Agreement and Plan of Reorganization, dated as of July 26, 2007, between Virginia Financial Group, Inc. (“VFG”), and FNB Corporation, the plan of merger attached as an exhibit to the agreement (together, the “Merger Agreement”), and the transactions contemplated thereby, including the merger (the “Merger”) of FNB with and into VFG.

☐  FOR                                         ☐  AGAINST                                         ☐  ABSTAIN

The FNB Board of Directors recommends a vote “FOR” Proposal 1.

Proposal 2. To approve a proposal to adjourn or postpone the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement and the transactions contemplated thereby.

☐  FOR                                         ☐  AGAINST                                         ☐  ABSTAIN

The FNB Board of Directors recommends a vote “FOR” Proposal 2.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder on this card. If this proxy is executed but no direction is made, the FNB common stock represented by this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

The FNB Board of Directors recommends a vote “FOR” Proposal 1 and “FOR” Proposal 2.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF FNB CORPORATION

Detach above card, sign and date it, and mail it in the postage-paid envelope provided.

FNB CORPORATION

The above signed acknowledges receipt from FNB Corporation, prior to execution of this proxy, of the Notice of Special Meeting of Shareholders and accompanying Joint Proxy Statement/Prospectus, both dated December 28, 2007, relating to the Merger.

INSTRUCTIONS: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy, if properly executed and delivered, will revoke all previous proxies.

YOUR VOTE IS IMPORTANT. PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY.

Please sign, date and return this card in the postage-paid envelope provided.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.